Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
The Board of Directors of
FLIR Systems, Inc.:
We consent to the incorporation by reference in the registration statement No. 33-95248 on Form S-8 of FLIR Systems, Inc. of our report dated May 27, 2016, with respect to the statement of net assets available for benefits of FLIR Systems, Inc. 401(k) Savings Plan as of December 31, 2015, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2016 annual report on Form 11-K of FLIR Systems, Inc. 401(k) Savings Plan.

/s/ KPMG LLP

Portland, Oregon
June 12, 2017